FILED
SECRETARY OF STATE
DIVISION OF CORPORATIONS
09 FEB -4 PM 12:08

ARTICLES OF CORRECTION

for

VISION INDUSTRIES CORP.
Name of Corporation as currently filed with the Florida Dept. of State

P04000076702
Document Number (if known)

Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of Correction within 30 days of the file date of the document being corrected.

These articles of correction correct Articles of Amendment to Articles of Incorporation of Cheetah Consulting, Inc.,
(Document Type Being Corrected)

filed with the Department of State on 30 DEC 2008.
(File Date of Document)

Specify the inaccuracy, incorrect statement, or defect:

(1) The date of each amendment(s) adoption was incorrectly stated as December 26, 2008.

(2) the Amendment was signed by Diane J. Harrison, who was not an officer or director at the time the amendment was approved by the Shareholders.

Correct the inaccuracy, incorrect statement, or defect:

The date of each amendment(s) adoption: December 15, 2008

Signed by Donald Hejmanowski, Director

(Signature of a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of the receiver, trustee, or other court appointed fiduciary, by that fiduciary.)

Donald Hejmanowski
(Typed or printed name of person signing)

Director
(Title of person signing)

Filing Fee: $35.00